Independence Contract Drilling, Inc. Reports Financial Results For The Third Quarter Ended September 30, 2018

HOUSTON, Nov. 6, 2018 /PRNewswire/ -- Independence Contract Drilling, Inc. (the "Company") (NYSE: ICD) today reported financial results for the three months ended September 30, 2018.

Third Quarter 2018 Highlights

  Record quarterly revenues of $28.4 million.
  Net loss of $3.9 million, or $0.10 per share.
  Adjusted net loss, as defined below, of $1.8 million, or $0.05 per share.
  Adjusted EBITDA, as defined below, of $6.8 million.
  Fleet utilization of 99.0%.
  Record revenue days of 1,345.
  Fully-burdened margin per day of $7,552 per day.

In the third quarter of 2018, the Company reported record quarterly revenues of $28.4 million, a net loss of $3.9 million, or $0.10 per share, an adjusted net loss (defined below) of $1.8 million, or $0.05 per share, and adjusted EBITDA (defined below) of $6.8 million. This compares to revenues of $25.8 million, a net loss of $3.3 million, or $0.09 per share, an adjusted net loss of $3.2 million, or $0.08 per share, and adjusted EBITDA of $5.0 million in the second quarter of 2018, and revenues of $23.4 million, a net loss of $6.0 million, or $0.16 per share, an adjusted net loss of $5.1 million, or $0.13 per share, and adjusted EBITDA of $3.1 million in the third quarter of 2017.

Chief Executive Officer Anthony Gallegos commented, "Demand for pad-optimal rigs remains strong and contracts continue to roll to market dayrates. With what we see as robust demand for pad-optimal rigs for the foreseeable future, we are placing orders for the long-lead time items necessary to complete the conversion of our three operating, and one idle, SCR rigs to AC, full pad-optimal status. These converted rigs will be marketed with enhanced '300 series' capabilities, including 25,000+ ft. racking capacity, one million lbs. hook-load, 2,000 HP drawworks, 7,500 psi mud systems, three mud pumps, and drilling optimization software and controls making them the highest specification rigs in our fleet and amongst the highest specification rigs in the industry. We plan to have all of these conversions complete by the end of 2019, and the final specifications for each rig will be determined based on the contracts we secure.

On the integration front, the harmonization of systems and processes is in full gear and on schedule. These efforts have already led to the identification of additional transaction synergies, which we now expect to exceed $10 million once the integration process is complete.

Following the closing of the Sidewinder combination on October 1, 2018, we are now operating 31 rigs. We are contracting our remaining marketed but idle rig, which we expect to commence drilling operations by year end, and we have begun optimizing rig placements across our customer base with the signing of three additional term contracts at market dayrates."

Quarterly Operational Results

Operating results for third quarter of 2018 did not include any benefits from the Sidewinder combination, which closed subsequent to quarter end on October 1, 2018.

In the third quarter of 2018, the Company's fleet operated at 99.0% utilization and recorded 1,345 revenue days, compared to 99.3% utilization and recorded 1,265 revenue days in the second quarter of 2018, and 98.0% utilization and 1,235 revenue days in the third quarter of 2017.

Operating revenues in the third quarter of 2018 totaled $28.4 million, compared to $25.8 million in the second quarter of 2018 and $23.4 million in the third quarter of 2017. Revenue per day in the third quarter of 2018 was $20,538, compared to $19,411 in the second quarter of 2018 and $18,034 in the third quarter of 2017. Sequential revenue-per-day improvements were driven by increased pricing on contract renewals and introduction of the Company's 15th ShaleDriller® rig into the fleet.

Operating costs in the third quarter of 2018 totaled $18.4 million, compared to $18.0 million in the second quarter of 2018 and $18.2 million in the third quarter of 2017. Fully-burdened operating costs, excluding reactivation and rig construction costs, were $12,986 per day in the third quarter of 2018, compared to $13,034 in the second quarter of 2018 and $13,513 in the third quarter of 2017. The sequential decrease in cost per day related primarily to increased absorption of support group costs across the rig fleet.

Fully-burdened rig operating margins, excluding reactivation and rig construction costs, in the third quarter of 2018 were $7,552 per day, compared to $6,377 per day in the second quarter of 2018 and $4,521 per day in the third quarter of 2017. Sequential improvements of 18% in rig margin per day resulted from significant flow through associated with increasing contractual dayrates and lower costs per day.

Selling, general and administrative expenses in the third quarter of 2018 were $3.9 million (including $0.7 million of non-cash stock-based compensation), compared to $3.5 million (including $0.7 million of non-cash stock-based compensation) in the second quarter of 2018 and $2.9 million (including $0.9 million of non-cash stock-based compensation) in the third quarter of 2017. Sequential increases in SG&A were primarily associated with higher incentive compensation expense.

In the third quarter of 2018, merger expenses directly associated with the strategic combination with Sidewinder Drilling LLC were $1.9 million, compared to $0.4 million in the second quarter of 2018, consisting primarily of legal and other professional fees.

Drilling Operations Update

Following completion of the Sidewinder combination, the Company is operating 31 drilling rigs and is in the process of reactivating an idle rig that is expected to commence drilling operations by the end of 2018.

The Company's September 30, 2018 pro forma backlog of revenues from contracts, with original terms of six months or more, including rigs acquired in the Sidewinder combination, was $154.6 million. Approximately $56.8 million of this backlog is expected to be realized during the remainder of 2018.

Capital Expenditures and Liquidity Update

Aggregate cash outlays for capital expenditures in the third quarter of 2018, net of disposals, were $11.4 million, including $9.0 million of payments for second quarter 2018 deliveries. The Company's aggregate capital expenditure budget for the fourth quarter of 2018 is $6.0 million, including approximately $3.0 million associated with the reactivation of the Company's remaining marketed but idle rig and down payments on long lead-time items required to complete the conversion of the Company's three operating, and one idle, SCR rigs to AC, pad-optimal status in 2019.

In connection with closing of the Sidewinder combination on October 1, 2018, the Company received net proceeds of $127.4 million associated with the funding of a $130 million term loan. Net proceeds from this term loan were utilized to repay in full all of ICD's outstanding bank debt as well as $58.5 million of debt assumed pursuant to the Sidewinder combination. The Company also entered into a new $40 million revolving credit facility, with an initial receivables-based borrowing base of $35.1 million. Approximately $5.0 million was advanced under this credit facility at closing to fund transaction costs due at closing.

Conference Call Details

A conference call for investors will be held today, November 6, 2018, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company's third quarter 2018 results.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10124941. The replay will be available until November 13, 2018.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands, except par value and share data)

BALANCE SHEETS

	September 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$ 2,965	$ 2,533
Accounts receivable, net	23,728	18,056
Inventories	3,087	2,710
Assets held for sale	3,898	4,637
Prepaid expenses and other current assets	4,188	2,957
Total current assets	37,866	30,893
Property, plant and equipment, net	277,978	272,388
Other long-term assets, net	1,763	1,364
Total assets	$ 317,607	$ 304,645
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$ 575	$ 533
Accounts payable	12,573	11,627
Accrued liabilities	8,912	6,969
Total current liabilities	22,060	19,129
Long-term debt (2)	68,631	49,278
Deferred income taxes, net	563	683
Other long-term liabilities	632	73
Total liabilities	91,886	69,163
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 38,597,447 and 38,246,919 shares issued, respectively; and 38,252,765 and 37,985,225 shares outstanding, respectively	383	380
Additional paid-in capital	328,598	326,616
Accumulated deficit	(101,041)	(89,645)
Treasury stock, at cost, 344,682 and 261,694 shares, respectively	(2,219)	(1,869)
Total stockholders' equity	225,721	235,482
Total liabilities and stockholders' equity	$ 317,607	$ 304,645

(1)	Current portion of long-term debt relates to the current portion of vehicle capital lease obligations.
(2)

As of September 30, 2018, long-term debt includes $714 thousand of long-term vehicle capital lease obligations.  As of December 31, 2017, long-term debt included $737 thousand of long-term vehicle capital lease obligations.

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands, except per share amounts)

STATEMENTS OF OPERATIONS

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2018	2017	2018	2018	2017

Revenues	$ 28,439	$ 23,445	$ 25,754	$ 79,820	$ 64,966
Costs and expenses
Operating costs	18,420	18,247	17,966	55,312	48,953
Selling, general and administrative	3,903	2,948	3,495	10,877	10,101
Merger expenses	1,933	-	443	2,376	-
Depreciation and amortization	6,831	6,529	6,579	20,001	19,120
Asset impairment, net	431	899	-	396	1,574
(Gain) loss on disposition of assets, net	(260)	-	(333)	(675)	1,573
Total cost and expenses	31,258	28,623	28,150	88,287	81,321
Operating loss	(2,819)	(5,178)	(2,396)	(8,467)	(16,355)
Interest expense	(1,168)	(772)	(938)	(3,049)	(2,088)
Loss before income taxes	(3,987)	(5,950)	(3,334)	(11,516)	(18,443)
Income tax (benefit) expense	(50)	30	(21)	(120)	110
Net loss	$ (3,937)	$ (5,980)	$ (3,313)	$ (11,396)	$ (18,553)

Loss per share:
Basic and Diluted	$ (0.10)	$ (0.16)	$ (0.09)	$ (0.30)	$ (0.49)

Weighted average number of common shares outstanding:
Basic and Diluted	38,253	37,839	38,253	38,210	37,688

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands)

STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2018	2017

Cash flows from operating activities
Net loss	$ (11,396)	$ (18,553)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	20,001	19,120
Asset impairment, net	396	1,574
Stock-based compensation	2,080	3,036
(Gain) loss on disposition of assets, net	(675)	1,573
Amortization of deferred rent	60	-
Deferred income taxes	(120)	110
Amortization of deferred financing costs	290	344
Bad debt expense	22	-
Changes in operating assets and liabilities
Accounts receivable	(5,694)	(4,343)
Inventories	(116)	(257)
Prepaid expenses and other assets	(1,212)	(1,037)
Accounts payable and accrued liabilities	2,535	655
Net cash provided by operating activities	6,171	2,222

Cash flows from investing activities
Purchases of property, plant and equipment	(24,804)	(26,975)
Proceeds from insurance claims	257	-
Proceeds from the sale of assets	487	1,088
Net cash used in investing activities	(24,060)	(25,887)

Cash flows from financing activities
Borrowings under Credit Facility	50,526	38,410
Repayments under Credit Facility	(31,150)	(17,162)
Purchase of treasury stock	(350)	(162)
RSUs withheld for taxes	(95)	(853)
Financing costs paid	(114)	(538)
Payments for capital lease obligations	(496)	(449)
Net cash provided by financing activities	18,321	19,246
Net increase (decrease) in cash and cash equivalents	432	(4,419)

Cash and cash equivalents
Beginning of period	2,533	7,071
End of period	$ 2,965	$ 2,652

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$ 2,971	$ 1,865
Supplemental disclosure of non-cash investing and financing activity
Change in property, plant and equipment purchases in accounts payable	$ (264)	$ (3,648)
Additions to property, plant and equipment through capital leases	$ 515	$ 822
Additions to property, plant and equipment through tenant allowance on leasehold improvement	$ 694	$ -
Additions to deferred financing costs in accounts payable	$ 423	$ -

The following table provides various financial and operational data for the Company's operations the three months ending September 30, 2018 and 2017 and June 30, 2018 and the nine months ending September 30, 2018 and 2017. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA
Unaudited

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2018	2017	2018	2018	2017

Number of completed rigs end of period(1)	15	14	14	15	14
Rig operating days(2)	1,345.1	1,234.7	1,264.7	3,869.2	3,418.9
Average number of operating rigs(3)	14.6	13.4	13.9	14.2	12.5
Rig utilization (4)	99.0%	98.0%	99.3%	99.4%	94.6%
Average revenue per operating day (5)	$ 20,538	$ 18,034	$ 19,411	$ 19,687	$ 18,061
Average cost per operating day(6)	$ 12,986	$ 13,513	$ 13,034	$ 13,141	$ 12,825
Average rig margin per operating day	$ 7,552	$ 4,521	$ 6,377	$ 6,546	$ 5,236

(1)	Our 15th ShaleDriller rig commenced operations during the third quarter of 2018.

(2)

Rig operating days represent the number of days our rigs are earning revenue under a contract during the period, including days that standby revenues are earned.  During the three and nine months ended September 30, 2018 and the three months ended June 30, 2018 we did not earn any revenue on a standby basis.  During the three and nine months ended September 30, 2017, there were zero and 77.9 operating days, respectively, in which we earned revenue on a standby basis, including zero and 69.0 standby-without-crew days, respectively.

(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(4)	Rig utilization is calculated as rig operating days divided by the total number of days our drilling rigs are available during the applicable period.

(5)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of out-of-pocket costs paid by customers of $0.8 million, $1.2 million and $1.2 million during the three months ended September 30, 2018 and 2017 and June 30, 2018, respectively, and $3.6 million and $3.2 million during the nine months ended September 30, 2018 and 2017, respectively.

(6)

Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs reimbursed by customers of $0.8 million, $1.2 million and $1.2 million during the three months ended September 30, 2018 and 2017 and June 30, 2018, respectively, and $3.6 million and $3.2 million for the nine months ended September 30, 2018 and 2017, respectively, (ii) new crew training costs of zero, zero and $68.0 thousand during the three months ended September 30, 2018 and 2017 and June 30, 2018, respectively, and $0.1 million and $0.1 million during the nine months ended September 30, 2018 and 2017, respectively, (iii) construction overhead costs expensed due to reduced rig construction activity of $0.1 million, $0.4 million and $0.2 million during the three months ended September 30, 2018 and 2017 and June 30, 2018, respectively, and $0.7 million and $0.6 million during the nine months ended September 30, 2018 and 2017, respectively, (iv) rig reactivation costs associated with the redeployment of previously stacked rigs, excluding new crew training costs (included in (ii) above), of zero and $1.0 million during the three and nine months ended September 30, 2017, respectively, and (v) out-of-pocket expenses of $0.1 million, net of insurance recoveries, incurred as a result of damage to one of our rig's mast during the nine months ended September 30, 2017.

Non-GAAP Financial Measures

Adjusted net loss, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under our credit facility for purposes of determining our compliance with various financial covenants. We define "EBITDA" as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define "adjusted EBITDA" as EBITDA before stock-based compensation, non-cash asset impairments, gains or losses on disposition of assets, and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under our credit facility. Neither adjusted net loss, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net loss, EBITDA and adjusted EBITDA are useful because they allow our stockholders to more effectively evaluate our operating performance and compliance with various financial covenants under our credit facility and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure or non-recurring, non-cash transactions. We exclude the items listed above from net income (loss) in calculating adjusted net loss, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net loss, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted net loss, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return on assets, cost of capital and tax structure. Our presentation of adjusted net loss, EBITDA and adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted net loss, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted Net Loss:

	(Unaudited)						(Unaudited)
	Three Months Ended						Nine Months Ended
	September 30,		September 30,		June 30,		September 30,		September 30,
	2018		2017		2018		2018		2017
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
(in thousands)
Net loss	$ (3,937)	$ (0.10)	$ (5,980)	$ (0.16)	$ (3,313)	$ (0.09)	$ (11,396)	$ (0.30)	$ (18,553)	$ (0.49)
Add back:
Asset impairment, net (1)	431	0.01	899	0.03	-	-	396	0.01	1,574	0.04
(Gain) loss on disposition of assets, net(2)	(260)	(0.01)	-	-	(333)	-	(675)	(0.01)	1,573	0.04
Merger expenses(3)	1,933	0.05	-	-	443	0.01	2,376	0.06	-	-
Adjusted net loss	$ (1,833)	$ (0.05)	$ (5,081)	$ (0.13)	$ (3,203)	$ (0.08)	$ (9,299)	$ (0.24)	$ (15,406)	$ (0.41)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2018	2017	2018	2018	2017
(in thousands)
Net loss	$ (3,937)	$ (5,980)	$ (3,313)	$ (11,396)	$ (18,553)
Add back:
Income tax (benefit) expense	(50)	30	(21)	(120)	110
Interest expense	1,168	772	938	3,049	2,088
Depreciation and amortization	6,831	6,529	6,579	20,001	19,120
Asset impairment, net(1)	431	899	-	396	1,574
EBITDA	4,443	2,250	4,183	11,930	4,339
(Gain) loss on disposition of assets, net(2)	(260)	-	(333)	(675)	1,573
Stock-based compensation	718	867	718	2,080	3,036
Merger expenses(3)	1,933	-	443	2,376	-
Adjusted EBITDA	$ 6,834	$ 3,117	$ 5,011	$ 15,711	$ 8,948

(1)

In the third quarter of 2018, we recorded a $0.4 million, or $0.01 per share, charge to asset impairments, net, reflecting a $650 thousand estimated loss from the expected sale of our Galayda facility, offset by a $219 thousand insurance recovery related to some damaged equipment.  In the third quarter of 2017 we recorded a $0.9 million, or $0.03 per share, non-cash charge consisting of a $0.6 million impairment to our Galayda facility as a result of damage associated with Hurricane Harvey in August 2017, as well as a non-cash impairment representing the estimated damage to a piece of drilling equipment, net of estimated insurance recoveries totaling $0.3 million.

(2)

In the third and second quarters of 2018, we recorded a gain on disposition of assets of $0.3 million and $0.3 million, respectively, both primarily due to gains on the sale or disposition of miscellaneous drilling equipment.

(3)	In the third and second quarters of 2018, we incurred $1.9 million and $0.4 million, respectively, of costs directly associated with a merger combination with Sidewinder Drilling LLC.

INVESTOR CONTACTS:
Independence Contract Drilling, Inc.,
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211